UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

April 14, 2020
Date of Report (Due Date of Earliest Event)

THE MARQUIE GROUP, INC.
(Exact name of registrant as specified in its charter)

FLORIDA
(State or other jurisdiction of incorporation)

000-54163
(Commission File No.)

3225 McLeod Drive, Suite 100
Las Vegas, NV 89121
(Address of principal executive offices and Zip Code)

(800) 351-3021
(Registrants telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below for simultaneous filing.
[ ] Written communications pursuant to Rule 425
[ ] Soliciting material pursuant to Rule 14a-12
[ ] Pre-commencement communications pursuant to Rule 14d-2(b)
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) Securities registered pursuant to Section 12(b) of the Act:
Title of each class
Trading Symbol(s)
Name of each exchange on which registered
Common stock
TMGI
OTC Markets PINK
ITEM 8.01 OTHER EVENTS

On April 10, 2020, the Company determined that it will not be able to file its Form 10-Q for the quarter ended February 29, 2020 on-time as a result of the COVID-19 pandemic and the steps taken by the states to seek spread of the virus by either requesting or requiring businesses to close or work remotely. As a result, the accounting staff of the Company and the staff of the independent auditors are not able to complete the audit in a timely manner in order to file the Form 10-Q by the required date, after giving effect to the extension permitted by
Section 12b-25. The Company is filing this report on Form 8-K to report that it will rely on the exemption from timely filing provided by the SEC in Release No. 34-88318, dated March 4, 2020 (the Release). The Company anticipates that it will file the Form 10-Q no later than May 29, 2020 (45 days after the original due date). This report on Form 8-K replaces the Form 12b-25, which, as provided by the Release, is not required to be filed.

In reliance on the aforementioned SEC order, the company intends to include the following risk factor in its April 29, 2020 10-Q report on form 10-Q:

Our business operations have been and may continue to be materially and adversely affected by the outbreak of the novel respiratory illness coronavirus (COVID-19).

On March 11, 2020 the World Health Organization declared the outbreak of the novel respiratory illness COVID-19 a pandemic. The new strain of COVID-19 is considered to be highly contagious and poses a serious public health threat.

Any outbreak of such epidemic illness or other adverse public health developments may materially and adversely affect the global economy, our markets and our business.

We cannot foresee whether the outbreak of COVID-19 will be effectively contained, nor can we predict the severity and duration of its impact.

If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the slowdown in product development, the instability in regional national economic growth, weakened liquidity and financial condition of our manufacturers, customers and other factors that we cannot foresee. Any of these factors and other factors beyond our control could have an adverse effect on the overall business environment, cause and certainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations.








SIGNATURES


	Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	Dated this 14th day of April 2020.


							The Marquie Group, Inc.

							BY:/s/ Marc Angell
							       Marc Angell, CEO